Exhibit 23.2

Consent of Ernst & Young LLP,

Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the GoldenGate Software, Inc. 2002 Equity Incentive Plan, as amended, of our reports dated June 29, 2009, with respect to the consolidated financial statements and schedule of Oracle Corporation included in its Annual Report (Form 10-K) for the year ended May 31, 2009, and the effectiveness of internal control over financial reporting of Oracle Corporation filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

November 13, 2009